Exhibit 10.41




CONFIDENTIAL


July 21, 1997


Elcom International, Inc.
10 Oceana Way
Norwood, MA 02062


Attention:        Robert J. Crowell
                  Chairman & CEO


Gentlemen:

The purpose of this letter is to confirm the engagement of Smith Barney Inc. ("Smith Barney") to act as exclusive financial advisor to Elcom International, Inc. (together with its affiliates and subsidiaries, the "Company") in connection with a potential Transaction involving the Company. For purposes hereof, a "Transaction" shall mean, whether in one or a series of transactions, the sale or other transfer, directly or indirectly, of all or a significant portion of the assets or securities of the Company or any other extraordinary corporate transaction involving the Company, whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, collaborative venture or otherwise, excluding any intra-company transactions with subsidiaries of the Company.

1. In connection with its engagement hereunder, Smith Barney shall:

     a. review the business and operations of the Company and its historical and projected financial condition;

     b. identify potential parties to a Transaction and, if requested by the Company, contact such parties and/or their representatives and assist the Company in negotiations relating to a Transaction;

     c. evaluate and recommend financial and strategic alternatives with respect to a Transaction;

     d. advise the Company as to the timing, structure and pricing of a Transaction;


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     e.   assist the Company in the  preparation  of a  confidential  memorandum describing the Company and its operation and in the preparation and negotiation of (and, if requested, execute on behalf of the Company) any confidentiality agreement to be entered into by third parties in connection with a Transaction;

     f. if requested by the Company, render an opinion to the Board of Directors of the Company that, depending upon the nature of the Transaction, the consideration to be received by the Company or its stockholders, as the case may be, in connection with the proposed Transaction is fair to the Company or such stockholders from a financial point of view (an "Opinion") and, at the request of the Company, shall confirm such Opinion, at an appropriate time, prior to the consummation of the proposed Transaction; and

     g. provide such other financial advisory and investment banking services as are customary for similar transactions and as may be mutually agreed upon by the Company and Smith Barney.

     It is expressly understood and acknowledged that, for purposes of Smith Barney's engagement hereunder, the term "Transaction" shall not include a private placement or underwritten public offering, but that Smith Barney shall have a right of first refusal during the term of this agreement to act as the Company's exclusive agent and/or lead underwriter in connection with any private placement, public offering or other financing that may be undertaken by the Company, excluding working capital financings undertaken by the Company in the ordinary course of business, on terms and conditions customary for similar transactions.

     In connection with the services contemplated by clause (e) above, the Company hereby authorizes the negotiation and execution by Smith Barney on behalf of the Company of confidentiality agreements in a form approved by counsel to the Company to be entered into by third parties in connection with a Transaction and the use of the confidential memorandum or other data furnished to Smith Barney by the Company for distribution to potential parties to a Transaction in a form approved by counsel to the Company.

2. As compensation for Smith Barney's services hereunder, the Company hereby agrees to pay Smith Barney the following fees:

         Retainer Fee

          a.   The retainer fee (the "Retainer Fee") has been waived.

         Opinion Fee

          b. An opinion fee of $500,000 (the "Opinion Fee"), payable in cash promptly upon delivery by Smith Barney of an Opinion (whether oral or written, as requested by the Company).



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                                                                          Page 3



         Transaction Fee

          c. A transaction fee to be determined in accordance with Schedule B hereto, payable in cash promptly upon consummation of a Transaction if, during the term of this agreement or within 12 months thereafter, a Transaction is consummated or a definitive agreement is entered into that subsequently results in a Transaction; provided, however, that, unless otherwise agreed to in writing by Smith Barney and a third party to a Transaction, following the sale of the securities of the Company qualifying as a Transaction for which Smith Barney has been paid a Transaction Fee in full, Smith Barney shall not be entitled to receive from such third party, or the Company, a Transaction Fee for a subsequent transaction entered into by such third party, involving that part of the Company which was acquired in such transaction by such third party.

         Certain Fee Credits

          d. The Opinion Fee, to the extent previously paid, shall be credited against the Transaction Fee payable to Smith Barney hereunder.

3. In addition to any fees that may be payable to Smith Barney hereunder (and regardless of whether a Transaction occurs), the Company hereby agrees from time to time upon request, to reimburse Smith Barney promptly for reasonable travel and other reasonable out-of-pocket expenses incurred by Smith Barney in performing its services hereunder, including the reasonable fees and expenses of its legal counsel; such fees and expenses shall not exceed $40,000 without the consent of the Company, such consent not to be unreasonably withheld. Smith Barney will provide reasonable documentation for travel and out-of-pocket expenses incurred.

4. The term of Smith Barney's engagement as financial advisor to the Company shall commence on the date hereof and continue until the earlier of (i) the consummation of a Transaction, (ii) termination by either party upon 30 days' prior written notice, or (iii) 12 months after the date hereof, unless extended by mutual written consent, provided, however, that no such termination shall affect the indemnification, contribution and confidentiality obligations of the Company, the right of first refusal of Smith Barney, the right of Smith Barney to receive any fees payable hereunder or fees that have accrued prior to such termination or the right of Smith Barney to receive reimbursement for its reasonable out-of-pocket expenses as described above.

5. The Company agrees to indemnify Smith Barney and related persons in accordance with the indemnification letter attached hereto as Schedule A, the provisions of which are incorporated herein in their entirety.

6. The Company recognizes and confirms that Smith Barney in acting pursuant to this engagement will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the




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                                                                          Page 4



          Company, and that Smith Barney does not assume responsibility for and may rely, without independent verification, on any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Smith Barney by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact. The Company agrees that any information or advice (including, without limitation, the Opinion) rendered by Smith Barney or its representatives in connection with this engagement is for the confidential use of the Company's Board of Directors only in its evaluation of a Transaction and, except as otherwise required by law, the Company will not and will not permit any third party to disclose or otherwise refer to such Opinion, advice or information in any manner without Smith Barney's prior written consent; provided however, that the Company may disclose the opinion as required in a proxy statement or other document filed with the Securities and Exchange Commission in connection with a Transaction, as long as the Company provides Smith Barney with a reasonable opportunity to review and approve any description of such opinion or a description of Smith Barney services hereunder. Smith Barney will, except as required by law, treat all material, non-public information as confidential and will destroy or return such information to the Company and will destroy or return all copies of such information provided to Smith Barney by the Company, upon the completion or termination of the term of this agreement, and upon written request by Company.

7. The Company or Smith Barney may, at its own expense, issue a press release, place announcements or advertisements in financial newspapers and journals, describing this engagement, subject to review and approval by the other party.

8. This agreement (a) shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in a writing executed by the Company and Smith Barney and (d) shall be binding upon and inure to the benefit of the Company, Smith Barney, the other Indemnified Parties and their respective successors and assigns. The Company and Smith Barney agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Smith Barney hereunder. The Company hereby irrevocably designates Robert J. Crowell, 10 Oceana Way, Norwood, MA 02062 as agent upon whom process against the Company may be served. The Company acknowledges that Smith Barney in connection with its engagement hereunder is acting as an independent contractor with duties owing solely to the Company and that nothing in this agreement is intended to confer upon any other person any rights or remedies hereunder or by reason hereof.

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                                                                          Page 5



This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

SMITH BARNEY INC.



By  /s/ Conrad L. Bringsjord
      Conrad L. Bringsjord
      Managing Director


Accepted and agreed to as of
the date set forth above:

ELCOM INTERNATIONAL, INC.




By  /s/ Robert J. Crowell
      Robert J. Crowell
      Chairman and CEO


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                                                                          Page 6

                                   SCHEDULE A

                                 INDEMNIFICATION


Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that Smith Barney's role is advisory, the Company agrees to indemnify and hold harmless Smith Barney, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Smith Barney hereunder, and will periodically reimburse the Indemnified Parties for all reasonable expenses (including reasonable fees and expenses of legal counsel) incurred in connection with the investigation of, preparation for or defense of any pending or threatened  claim  related  to or  arising  in any  manner  out  of  any  Matter contemplated by the engagement of Smith Barney hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding; provided, however, that such indemnification of any such Indemnified Party shall not apply if such Indemnified Party is the plaintiff in, or otherwise initiates, any action or proceeding against the Company, the primary subject matter of which is the performance of this agreement by the Company, and a final judgment on the primary merits of such matter is made in favor of the Company in any such dispute. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the gross negligence, bad faith, or willful misconduct of an Indemnified Party ("a Finding"), and such Indemnified Party shall repay any amounts previously reimbursed by the Company that are related to or arise out of the act or omission of such Indemnified Party which is the subject of such finding. The Company further agrees that it will not, without the prior written consent of Smith Barney, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Smith Barney or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Smith Barney and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason other than pursuant to the terms of this agreement not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Smith Barney on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its


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                                                                          Page 7


stockholders and to Smith Barney with respect to Smith Barney's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Smith Barney is engaged to render financial advisory services bears to (ii) the fees paid to Smith Barney in connection with such engagement. Absent a Finding, in no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Smith Barney pursuant to such engagement (excluding amounts received by Smith Barney as reimbursement of expenses).

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Smith Barney's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence, bad faith, or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Smith Barney's engagement and (iv) whether or not Smith Barney shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.


Very truly yours,

SMITH BARNEY INC.


By  /s/ Conrad L. Bringsjord
     Conrad L. Bringsjord
     Managing Director

Accepted and agreed to:

ELCOM INTERNATIONAL, INC.

By  /s/ Robert J. Crowell
     Robert J. Crowell
     Chairman and CEO

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                                                                          Page 8
                                   SCHEDULE B

                                SMITH BARNEY INC.

                            TRANSACTION FEE SCHEDULE


The Transaction Fee shall be calculated by multiplying the Transaction Value by the applicable Transaction Fee Percentage. For Transaction Values of $25 million or less, the Transaction Fee shall be a minimum of $500,000; for Transaction Values in excess of $10 billion, the Transaction Fee Percentage shall be 0.20%; and for all other Transaction Values, the Transaction Fee Percentage shall be calculated in accordance with the following table, where the Transaction Fee Percentage is prorated between the intervals of the Transaction Value Markers.

Transaction                 Transaction
Value Marker                Fee Percentage            Transaction Fee
       ($000)                                              ($)

$ 25,000                    2.00%                     $ 500,000
$ 50,000                    1.50%                     $ 750,000
$ 100,000                   1.20%                     $1,200,000
$ 200,000                   1.00%                     $2,000,000
$ 500,000                   0.70%                     $3,500,000
$1,000,000                  0.50%                     $5,000,000
$2,000,000                  0.40%                     $8,000,000
$5,000,000                  0.30%                     $15,000,000
$10,000,000                 0.20%                     $20,000,000

"Transaction Value" shall mean the total proceeds and other consideration paid or received or to be paid or received in connection with a Transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation: (i) cash; (ii) notes, securities and other property; (iii) certain liabilities, including all debt, capital leases, pension liabilities and guarantees, assumed, acquired or refinanced; (iv) payments made in installments;
(v) amounts payable under consulting agreements, agreements not to compete or similar arrangements (including such payments to management, but not including any existing severance related payments); (vi) contingent payments (whether or not related to future earnings or operations); and (vii) if the Transaction involves the disposition of assets, the net value of current assets not sold. For purposes of computing any fees payable to Smith Barney hereunder, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for the five trading days prior to the closing of the Transaction and
(y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and Smith Barney.